Exhibit 99

PRESS RELEASE	May 29, 2007
FOR IMMEDIATE RELEASE
Yadkin Valley Financial Corporation Announces Stock Purchase Plan
Elkin, NC-
At the May 24, 2007 meeting of the Board of Directors of Yadkin Valley Financial Corporation (NASDAQ Global Select Market: YAVY), the Board approved a plan to purchase up to 100,000 shares of its common stock. This is the second repurchase plan approved by the Board since its inception in 2006.
Currently, Yadkin Valley Financial Corporation’s primary activity is to hold the stock of Yadkin Valley Bank. Yadkin Valley Bank, a community bank headquartered in Elkin, North Carolina, serves customers from twenty-four full-service banking offices located in the piedmont, foothills and northwest mountains of North Carolina. Offices are located in Jefferson and West Jefferson (Ashe County), Elkin (Surry County), North Wilkesboro and Wilkesboro (Wilkes County), and East Bend, Jonesville and Yadkinville (Yadkin County) and Pfafftown (Forsyth County) under the Yadkin Valley Bank name. The offices in Mooresville and Statesville (Iredell County) and Cornelius and Huntersville (Mecklenburg County) are operated under the assumed name “Piedmont Bank.” Offices in Boone (Watauga County) and Linville (Avery County) are operated under the assumed name “High Country Bank.” A loan production office located in Wilmington, NC is operated under the Yadkin Valley Bank name. Sidus Financial, LLC, a wholly owned subsidiary with headquarters in Greenville, North Carolina, provides mortgage banking services to customers in North Carolina, South Carolina, Virginia, Alabama, Arkansas, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, Tennessee, and West Virginia.
For additional information contact:
William A. Long, President and CEO
(336) 526-6312
OR
Edwin E. Laws, CFO
(336) 526-6313
Source: Yadkin Valley Bank and Trust Company